INFORMATION CIRCULAR

LEADING BRANDS, INC.
Suite 1800 – 1500 West Georgia Street
Vancouver, British Columbia
Canada V6G 2Z6
www.LBIX.com

(all information as at May 2, 2005 unless otherwise noted)

In this Information Circular, unless otherwise specified,
all dollar amounts are expressed in United States dollars.

Persons Making The Solicitation

This Information Circular is furnished in connection with the solicitation of proxies by the management of Leading Brands, Inc. (the “Company”) for use at the annual general meeting (the “Meeting”) of the Company’s shareholders (the “Shareholders”) to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting. The Company will conduct its solicitation by mail and officers and employees of the Company may, without receiving special compensation, also telephone or make other personal contact. The Company will pay the cost of solicitation.

Appointment Of Proxies

The individuals named in the accompanying proxy form are directors or officers of the Company. A registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent the Shareholder at the Meeting has the right to do so, by striking out the two printed names and inserting the appointed person’s name in the blank space on the proxy form.

Voting By Proxy

Common shares of the Company (the “Shares”) represented by properly executed proxies in the accompanying form will be voted or withheld from voting on each respective matter in accordance with the instructions of the Shareholder on any ballot that may be called for. Where no choice has been specified by the Shareholder, such Shares will, on a poll, be voted in accordance with the notes to the form of proxy.

When so authorized by the Shareholder, the enclosed proxy form confers discretionary authority upon the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

Completion And Return Of Proxy

Completed and signed proxy forms must be deposited at the office of the Company’s registrar and transfer agent, Pacific Corporate Trust Company, 10th Floor - 625 Howe Street, Vancouver, British Columbia, Canada V6C 3B8, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, or shall be deposited with the Chairman of the Meeting prior to commencement of the Meeting.

Non-Registered Holders

Only registered Shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most Shareholders of the Company are “Non-Registered” Shareholders because the Shares they own are not registered in their names but are instead registered in the name of a Nominee or Intermediary such as a brokerage firm through which they purchased the Shares. Such Intermediaries include banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIFs, RESPs and similar plans, or clearing agencies such as The Canadian Depository for Securities Limited ("CDS"). If you purchased your Shares through a broker, you are likely a Non-Registered Holder.

The Notice of Meeting, Information Circular and form of proxy (collectively, the "Meeting Materials") are being sent to both registered and Non-Registered Shareholders of the Company by either the Company (through its agent) or the Intermediaries (through their service providers).

If you are a Non-Registered Holder, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proposed voting instructions. Please return your voting instructions as specified in the request for voting instructions.

The Meeting Materials will include either a form of proxy or a voting instruction form. Please follow the instructions on the form you received and return your completed and signed voting instructions as specified on the form.

If you are a Non-Registered Holder who wishes to vote at the Meeting in person, you should appoint yourself as proxyholder by writing your name in the space provided on the proxy or voting instruction form, and return the form in the envelope provided. Do not complete the voting section of the form as your vote will be taken at the meeting.

Revocability of Proxy

A registered Shareholder who has given a form of proxy may revoke it at any time before it has been exercised. The revocation must be in writing and executed by the registered Shareholder or by the registered Shareholder’s attorney authorized in writing or, if the registered Shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, at 1100 – 888 Dunsmuir Street, Vancouver, British Columbia, Canada, V6C 3K4, at any time up to and including the last business day preceding the day of the Meeting or any adjournment of it, or to the Chair of the Meeting on the day of the Meeting, or any adjournment of it.

Only registered Shareholders have the right to revoke a proxy. Non-Registered Holders who wish to change their vote must, at least 7 days before the Meeting, arrange for their respective Nominees to revoke the proxy on their behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Interest of Certain Persons in Matters to be Acted Upon

Except as disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting. For the purpose of this paragraph, "Person" shall include each person: (a) who has been a director or executive officer of the Company at any time since the commencement of the Company’s last fiscal year; (b) who is a proposed nominee for election as a director of the Company; or (c) who is an associate or affiliate of a person included in (a) or (b).

Voting Securities And Principal Holders Of Voting Securities

The Company is authorized to issue 500,000,000 common shares without par value, of which 15,045,069 Shares are issued and outstanding as of May 2, 2005. Any Shareholder of record at the close of business on May 18, 2005 is entitled to receive notice of and vote at the Meeting and is entitled to one vote for each Share held. The Company has no other classes of voting securities.

To the best of the knowledge and belief of the directors and senior officers of the Company, as of May 2, 2005, the following persons beneficially own, directly or indirectly, or exercise control or direction over, Shares carrying 10% or more of the voting rights attached to all outstanding Shares of the Company:

Shareholder	Number of Shares	Percentage of Issued Capital
Cede & Co. (1)	8,939,135	59.42%
CDS & Co. (2)	4,301,014	28.59%
Northland Properties Corporation(3)	2,020,626	13.43%

(1)	Cede & Co. is an American depository, holding shares on behalf of beneficial owners.
(2)	CDS & Co. is a Canadian depository, holding shares on behalf of beneficial owners.
(3)	Northland Properties Corporation (“NPC”) is the beneficial owner of these Shares. NPC is related to R. Thomas Gaglardi, a director of the Company.

Election Of Directors

The Company’s board of directors is currently comprised of six directors. These are divided into three classes designated as Class I, Class II and Class III, to provide for a rotation of three year terms of office. Any director whose term has expired is eligible for re-election.

The terms of office of Douglas Carlson and Iain Harris, the directors in Class II, will expire at the conclusion of the Meeting, to be held on June 28, 2005, while the terms of office of the directors in Classes III and I expire at the 2006 and 2007 annual general meetings, respectively. Accordingly, the number of directors to be elected at the Meeting is now two.

The persons named below will be presented for election at the Meeting as management’s nominees.

The following table provides information respecting the individuals proposed to be nominated by management for election as directors at the Meeting, including the approximate number of voting shares of the Company beneficially owned, directly or indirectly, by each of them:

Name, Present Position(s) with the Company (2) , Province/State and Country of Residence	Principal Occupation (1)	Director Since	Common Shares Held (3)
Douglas Carlson(4) (6) Director Colorado, USA	Chief Executive Officer of FIJI Water Holdings, LLC(7) since July 1996.	June 1999	864,000
Iain J. Harris(4) Director British Columbia, Canada	Chairman and Chief Executive Officer of Summit Holdings Ltd.	May 1996-Dec. 2003 and June 2004 et seq.	151,000

The persons named below are current directors whose term of office will continue after the Meeting.

Name, Present Position(s) with the Company (2) , Province/State and Country of Residence	Principal Occupation (1)	Director Since	Term Expires	Common Shares Held (3)
Peter Buckley(4) Director British Columbia, Canada	President, Old Spaghetti Factory Canada Ltd.	August 1997	August 2006	51,000
Thomas Gaglardi Secretary and Director British Columbia, Canada	President, Northland Properties Corporation and Chairman & CEO of Sandman Hotels, Inns & Suites and Moxie’s Restaurants, LP.	October 1998	August 2006	2,020,626(5)
Ralph D. McRae Chairman, President, CEO and Director British Columbia, Canada	Chairman of the Company since March 1996. President and CEO of the Company since November 1996	March 1996	June 2007	449,160
Jonathan Merriman(6) Director California, USA	Chairman and CEO of Merriman Curhan Ford & Co.	January 1999	June 2007	362,192

(1)	Each of the nominees named above has held the principal occupation or employment indicated for at least five years.
(2)	For the purposes of disclosing positions held in the Company, "Company" includes the Company and any parent or subsidiary thereof.
(3)
The information as to country of residence, principal occupation and number of shares beneficially owned by the nominees (directly or indirectly or over which control or direction is exercised) is not within the knowledge of the management of the Company and has been furnished by the individuals listed.

(4)	Member of the Company’s Audit Committee.
(5)	All of these Shares are held by Northland Properties Corporation, a company related to Mr. Gaglardi.
(6)	Member of the Company’s Compensation Committee.
(7)	Fiji Water Holdings, LLC, a company with a director in common with the Company, supplied products for resale in the amount of $250,126 during the year ended February 28, 2005.

If Messrs. Carlson and Harris are elected, they will each hold office as a director until the conclusion of the 2008 annual general meeting of the Company, unless the director’s office is earlier vacated in accordance with the Articles of the Company or the provisions of the Business Corporations Act of British Columbia.

Executive Compensation

Form 51-102F6 under the Securities Act (British Columbia) requires the disclosure of compensation received by each “Named Executive Officer” of the Company or its subsidiaries. Set out below are particulars of compensation paid to the following persons (the "Named Executive Officers"):

(a)	the Company’s chief executive officer;

(b)	the Company’s chief financial officer;

(c)
each of the Company’s three most highly compensated executive officers other than the chief executive officer and the chief financial officer, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds Cdn$150,000 (US$116,387) per year; and

(d)
any additional individuals for whom disclosure would have been provided under (c) but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year.

During the most recently completed fiscal year of the Company, namely the year ended February 28, 2005, the Company and its subsidiaries had four Named Executive Officers, whose names and positions held within the Company are set out in the summary of compensation table below.

Summary of Compensation

The following table is a summary of compensation paid to the Named Executive Officers for each of the Company’s three most recently completed fiscal years, converted to US dollars. Compensation for each Named Executive Officer is paid by the Company in Canadian dollars. As the Canadian:US dollar exchange rate has increased by 6% during the fiscal year ended February 28, 2005, that may imply an increase in compensation when none has occurred in Canadian dollars, or otherwise exaggerate any actual Canadian dollar increase.

		Annual Compensation			Long Term Compensation	All Other Compensation
Name and Principal Position	Fiscal Year Ending	Salary (US$)	Bonus (US$)	Other Annual Compensation (US$)	Securities Under Options Granted during the year (#)	Life insurance premiums (US$)
Ralph McRae, Chairman, President and CEO	2005 2004 2003	nil nil nil	nil nil 125,000	372,439 65,172(1) 351,468 61,512(1) 282,340 53,904(1)	nil nil nil	965 1,210 808

		Annual Compensation			Long Term Compensation	All Other Compensation
Name and Principal Position	Fiscal Year Ending	Salary (US$)	Bonus (US$)	Other Annual Compensation (US$)	Securities Under Options Granted during the year (#)	Life insurance premiums (US$)
Donna Higgins, CFO	2005 2004	106,688 80,263(4)	nil nil	nil nil	20,000(2) 30,000(3) 50,000	807 584
Dave Read, President of LBI Brands, Inc.	2005 2004 2003	nil nil nil	nil nil 21,519	238,071(5) 154,300 138,193	100,000(6) 50,000 nil	nil nil nil
Patrick Wilson, VP of Sales	2005 2004 2003	146,195 n/a n/a	nil	nil	112,500(7)	978

(1)	BBI Holdings Inc., a company with a director in common with the Company, receives US$5,431 per month for consulting services provided by Mr. McRae and another director of BBI Holdings Inc.
(2)	20,000 previously granted options @US$1.00 were extended for a further 5-year period, expiring April 5, 2009.
(3)	30,000 previously granted options @ US$1.00 expired Jan.25, 2005 and 30,000 options @ US$1.04 were granted July 15, 2004.
(4)	Ms. Higgins was appointed CFO of the Company in April 2003. This figure represents 12 complete months during the fiscal year ended February 29, 2004.
(5)	VE Services a company owned by Mr. Read, received $238,071 for consulting services provided by Mr. Read.
(6)
50,000 previously granted options @ US$1.00 were extended for a further 5-year period, expiring July 2, 2009 and 50,000 previously granted options @ US$1.00 were extended for a further 5-year period, expiring August 27, 2009.

(7)	92,500 previously granted options @ US$1.00 expired Nov. 3, 2004 and 92,500 options @ $US1.04 were granted July 15, 2004 and 20,000 options @ US$1.10 were granted Mar. 1, 2004.

Long-Term Incentive Plans - Awards in Most Recently Completed Fiscal Year

The Company has no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to the Named Executive Officers during the Company’s most recently completed fiscal year. A "long-term incentive plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (stock appreciation rights) or restricted share compensation.

Options/SARs Granted During the Most Recently Completed Fiscal Year

The Company does not have a formal stock option plan. Options for the purchase of common shares of the Company are granted from time to time to directors, officers and employees as an incentive. During the most recently completed fiscal year, the following incentive stock options were granted by the Company to the Named Executive Officers. No SARs (stock appreciation rights) were granted during this period.

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Fiscal year (1)	Exercise or Base Price (US$/ Security)	Market Value of Securities Underlying Options on the Date of Grant or Extension of Grant (US$/Security) (2)	Expiration Date
Donna Higgins	20,000 30,000	5.76	1.00 1.04	1.10 1.04	April 5, 2009 July 15, 2014
Dave Read	50,000 50,000	11.53	1.00 1.00	1.10 1.10	July 2, 2009 August 27, 2009
Patrick Wilson	92,500 20,000	12.97	1.04 1.10	1.04 1.10	July 15, 2014 March 1, 2009

(1)	During the last fiscal year, 867,500 new options were granted. Total options expired or forfeited during the last fiscal year were 889,267.
(2)	Calculated as the closing price of the Company’s shares on the Nasdaq SmallCap Market on the date of grant.

Aggregated Option Exercises During the Most Recently Completed Fiscal Year and Fiscal Year End Option Values

The following table sets out the number of options that were exercised by the Named Executive Officers during the most recently completed fiscal year, as well as the fiscal year end value of stock options held by the Named Executive Officers. During this period, no outstanding SARs were held by the Named Executive Officers.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized(1) (US$)	Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End (US$) Exercisable / Unexercisable (US$) (2)
Ralph McRae	nil	nil	1,000,000 / nil	Nil
Donna Higgins	nil	nil	83,500 / 66,500	Nil
Dave Read	nil	nil	215,000 / 35,000	Nil
Patrick Wilson	4,900	167	14,459 / 98,041	Nil

(1)	Based on the difference between the option exercise price and the closing market price of the Company’s shares on the date of exercise.
(2)
In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing market price of the Company’s shares as at February 28, 2005 was US$0.840

Option Repricing

The Company did not reprice any stock options during the most recently completed financial year.

Defined Benefit or Actuarial Plan Disclosure

The Company does not have a defined benefit or actuarial plan for its officers and key employees, under which benefits are determined by final compensation and years of service.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company has no specific compensatory plans or arrangements that would entitle a Named Executive Officer to receive more than Cdn$100,000 as compensation in the event of resignation, retirement or other termination of employment or from a change of control of the Company or its subsidiaries, or a change of responsibilities following a change of control. The local laws regarding termination and severance are assumed to apply.

Compensation Committee

The Company’s Compensation Committee (the “Committee”) is comprised of two directors: Jonathan Merriman and Douglas Carlson.

Report on Executive Compensation

The Committee is responsible for, among other things, reviewing and determining the annual salary, bonus/profit sharing and other compensation levels of the executive officers of the Company. Compensation matters may also be reviewed and approved by the entire board of directors.

Compensation Principles

The Company is committed to the philosophy of sharing the benefits of success with those who help the Company grow and prosper. The Company’s strength and ability to sustain growth is based on an organization which perceives people as its single most important asset. The Committee’s philosophy is to provide sufficient compensation opportunities for executives of the Company in order to attract, retain and motivate the best possible management team to lead the Company in the achievement of its performance goals. The Committee believes that compensation significantly based on performance is more likely to enhance the continuing financial success of the Company and the improvement of shareholder value. In furtherance of these goals, the Company has developed a profit participation plan for senior management and an employee share option plan to increase the risk/reward ratio of its executive compensation program, to focus management on long term strategic issues, and to align management’s interests with those of the Shareholders of the Company in the sustained growth of shareholder value.

Compensation Elements and Determination Process

The Company’s executive compensation program includes base salary, annual cash or short-term incentives (bonuses). Bonuses for senior management are, with limited exceptions, discretionary and are intended to reward senior managers for exceptional performance that positively impacts the profitability and growth of the Company. Long term incentives are granted in the form of stock options which generally vest over several years of service with the Company. The level of the option grant is related to the ability of that employee to affect the overall performance of the Company. For the financial year ended February 28, 2005, compensation for executive officers of the Company consisted of a fixed base salary and long term compensation in the form of stock options.

Salary levels are reviewed periodically and adjustments may be made, if warranted, after an evaluation of executive and company performance, salary trends in the Company’s business sector, and any increase in responsibilities assumed by the executive. To aid in its assessments and with its ongoing responsibilities, the Committee will, from time to time, retain independent consultants to advise on compensation matters.

Compensation of Chief Executive Officer

The compensation of the chief executive officer is determined in accordance with the considerations described above.

Summary

In summary, the Committee is ultimately responsible for determining, affirming or amending the level and nature of executive compensation of the Company. The Committee will have access, at the expense of the Company, to independent, outside compensation consultants for both advice and competitive data for the purpose of making such determinations. The Committee believes that the compensation policies and programs outlined above will ensure that levels of executive compensation truly reflect the performance of the Company, thereby serving the best interests of the Shareholders.

Respectfully submitted by the Compensation Committee:

Douglas Carlson
Jonathan Merriman

Performance Graph

The following chart compares the total cumulative shareholder return for $100 invested in common shares of the Company beginning on February 28, 2000 with the cumulative total return of the NASDAQ Composite Index (“NASDAQ Index”) for the five most recently completed fiscal years of the Company.

LEADING BRANDS, INC. (“LBIX”)
Comparison of Five Year Total Common Shareholders’ Return

	2000	2001	2002	2003	2004	2005
LBIX PRICE (US$)	$2.406	$0.781	$1.85	$1.96	$1.05	$0.840
NASDAQ INDEX	4696.69	2151.83	1731.49	1337.52	2029.82	2051.72

Compensation of Directors

Directors receive Cdn$1,500 per quarter (pro rated for those serving less than a full quarter) and Cdn$500 for each directors’ meeting and committee meeting attended. Directors are also compensated for their services in their capacity as directors by the granting from time to time of incentive stock options. During the last completed fiscal year, 225,000 stock options that were previously granted to directors expired. Also during the year, 225,000 stock options were granted to directors.

BBI Holdings Inc. (“BBI”), which is controlled by Ralph McRae, receives US$5,431 per month for consulting services provided by Mr. McRae and another director of BBI. Reference is made to the Summary Compensation Table above for details of compensation paid to directors who are also Named Executive Officers, in their capacity as executive officers.

Indebtedness Of Directors and Executive Officers

During the last completed fiscal year, no director, executive officer or nominee for director of the Company or any of their associates has been indebted to the Company or any of its subsidiaries, nor has any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support in agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

Interest Of Informed Persons In Material Transactions

To the knowledge of management of the Company, except as disclosed herein, since the commencement of the last completed fiscal year, no informed person of the Company, nominee for director, or any associate or affiliate of any informed person or nominee, had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or any proposed transaction which has materially affected or would materially affect the Company.

In December 2002, Northland Properties Corporation (“NPC”), a company related to a director of Leading Brands, Inc., converted 2,000,000 Class E preferred shares to 788,626 common shares at the rate of US$1.75 per share. This transaction increased NPC’s percentage ownership of the Company’s outstanding shares from 8.66% as at February 28, 2002 to 13.52% at February 28, 2003.

Appointment Of Auditor

The management of the Company intends to nominate BDO Dunwoody LLP, Chartered Accountants, for appointment as auditor of the Company to hold office until the close of the next annual general meeting of the Company, at a remuneration to be fixed by the directors. BDO Dunwoody LLP was first appointed as auditor on December 13, 2001.

Management Contracts

Management functions of the Company are performed by the directors or executive officers, certain of whom perform these services as contractors to the Company, as disclosed in the Executive Compensation section.

Particulars of Matters to be Acted Upon

Incentive Stock Options

Director, officer, consultant and employee stock options (commonly referred to as incentive stock options) are a means of rewarding future services provided to the Company and are not intended as a substitute for salaries or wages, or as a means of compensation for past services rendered.

The Company is requesting shareholder approval to grant authority to the directors to replace expiring stock options with the same quantity of options at current market prices, in accordance with the policies of all regulatory bodies and stock exchanges having jurisdiction over the Company.

The full text of the ordinary resolution relating to the approval of replacement stock options is attached hereto as Schedule “A”.

Other Matters

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the Proxy to vote the shares represented thereby in accordance with their best judgment.

Additional Information

Additional information relating to the Company is available on SEDAR at www.sedar.com.

The Company will provide to any Shareholder, upon request to the Director of Corporate Affairs at Suite 1800 - 1500 West Georgia Street, Vancouver BC, Canada V6G 2Z6, copies of this Information Circular and the Annual Report, including the most recent audited financial statements and MD&A, and interim financial statements.

Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.

Directors’ Approval

This Information Circular contains information as at May 2, 2005, except where another date is specified. The contents of this Information Circular have been approved and its mailing authorized by the board of directors of the Company.

DATED at Vancouver, British Columbia, this 25th day of May, 2005

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Ralph McRae
Ralph D. McRae, Chairman, President and
Chief Executive Officer

SCHEDULE “A”

APPROVAL OF GRANTING OF INCENTIVE STOCK OPTIONS

WHEREAS:

1.
Director, officer, consultant and employee stock options (commonly referred to as incentive stock options) are a means of rewarding future services provided to the Company and are not intended as a substitute for salaries or wages, or as a means of compensation for past services rendered;

2.	As previously-issued options expire, the Company intends to re-issue the same quantity of options at current market prices.

IT IS RESOLVED THAT:

1.
the directors are authorized in their absolute discretion to replace expiring stock options with new options at the current market price on the date of expiry, in accordance with the policies of all regulatory bodies and stock exchanges having jurisdiction over the Company;

2.	incentive stock options previously granted to insiders of the Company during the prior year be ratified, approved and confirmed;

3.	the directors be authorized to amend incentive stock options held by insiders of the Company from time to time; and

4.	no further shareholder approval will be required prior to the exercising of these options or amended options.